United Security Bancshares -

11.8% ROE for 1st Quarter of 2008
FRESNO, CA, April 16, 2008 Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select: UBFO) reported today the results of operation for the 1st quarter 2008.

Net income was $2,500,000 for 2008, as compared with $3,603,000 in 2007. Basic and diluted earnings per share for the 1st quarter 2008 were $0.21 compared with $0.30 for 2007. For the three months ended March 31, 2008, return on average equity was 11.79% and the return on average assets was 1.29%. For the same period in 2007, return on average equity was 19.02% and return on average assets was 2.04%. These key ratios are indicative of the Company’s strong performance and ability to build shareholder value during strained economic times.

The 78th consecutive quarterly cash dividend of $0.13 per share, up from $0.125 for a 4.0% increase from a year ago, was declared on March 25, 2008, to be paid on April 23, 2008, to shareholders of record on April 11, 2008.

Woods said, “During the 1st quarter of 2008, we recognized a loss on core deposit intangible assets and a fair value gain of the Company’s Trust Preferred Securities. Last year, during the 1st quarter of 2007, we collected interest on a loan previously on nonaccrual status and expensed merger related costs. Subtracting those amounts from both years provides a view of core earnings. During the 1st quarter of 2008, the Company recognized a pretax impairment loss on core deposit intangible assets of $623,615 ($364,191 after tax) and a fair value gain on trust preferred securities of $539,000 ($314,776 after tax). During the 1st quarter 2007, the Company collected interest on a loan previously on nonaccrual status in the amount of $1,136,571 ($666,086 after tax) and expensed merger related costs of $191,000 ($111,935 after tax). Without the additional items referenced above, proforma net income would have been $2,550,000 for 2008 and $3,048,000 for 2007”

Woods added, “The Company is not involved in sub-prime mortgage lending activities. The loan portfolio and investment portfolio contained no sub prime mortgages at March 31, 2008. We have not seen significant changes in real estate prices in our markets during the 1st quarter and additions to the loan loss reserve provided during the 4th quarter of 2007 remain adequate. Some local sources are expecting a turnaround in real estate prices to start in the next few months. We are primarily focused on maintaining a fortress balance sheet. The decreases in interest rates reduced interest income significantly but improved most of the borrowers’ ability to service debt by reducing their interest costs, thereby strengthening credit quality of the Bank’s loan portfolio. The interest rate decreases hindered the Company’s ability to grow earnings, due to a lag time in repricing liabilities relative to asset repricing, however, the opposite scenario will emerge when interest rates begin to increase. In essence, it’s a timing difference.”

Shareholders’ equity at quarter end was $82.8 million. During the past 12 months, dividends of $5.9 million were paid out of shareholders’ equity to shareholders and $8.3 million was utilized to purchase and retire shares of Company stock at an average price of $18.91.

Net interest income for the 1st quarter 2008 was $8.0 million, down $1.7 million from the 1st quarter of 2007 for a decrease of 18.0%. The net interest margin decreased from 6.20% in 2007 to 4.62% in 2008.

The decrease in the net interest margin in the 1st quarter of 2008 is attributable in part to the interest income collected on a previously nonaccrual loan during the 1st quarter of 2007. Without the interest income collected during the 1st quarter of 2007, net interest income would have been $8.6 million, or $612,000 over 2008. Without the additional interest income in 2007, the net interest margin would have been 5.48% in 2007. The decrease in net interest income and lower net interest margin in 2008 is primarily attributable to the 3% drop in interest rates by the Federal Reserve Bank over the last 6 months. The interest rate declines for interest-earning assets were significant over the short time frame and outpaced interest rate decreases on interest-bearing liabilities for the quarter.

Noninterest income for the 1st quarter of 2008 was $2,333,000, up $752,000 from $1,581,000 in 2007 for an increase of 47.6%. $539,000 of the increase resulted from the fair value gain of the Company’s Trust Preferred Securities.

Operating expenses for the three months ended March 31, 2008 were $6,116,000 and $5,200,000 for 2007, an increase of $916,000 or 17.2%. $623,000 of the increase resulted from an impairment loss on core deposit intangible assets.

The provision for loan loss was $265,000 for the 1st quarter of 2008 and $202,000 for 1st quarter of 2007. In determining the adequacy of the allowance for loan losses, Management’s judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at 3/31/2008 to be adequate.
Non-performing assets increased to 3.90% of total assets on March 31, 2008 from 2.11% at March 31, 2007. At year-end 2007 non-performing assets were 3.66% of total assets.

United Security Bancshares is a $760+ million bank holding company. United Security Bank, it’s principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited) (dollars in thousands)

	March 31	March 31
	2008	2007
Cash & noninterest-bearing deposits in other banks	$21,914	$24,680
Interest-bearing deposits in other banks	2,740	7,953
Federal funds sold	0	7,277
Investment securities AFS	102,757	98,026
Loans, net of unearned fees	576,511	561,005
Less: allowance for loan losses	(10,924)	(9,702)

Loans, net	565,586	551,303
Premises and equipment, net	15,295	16,205
Intangible assets	14,136	13,915
Other assets	39,660	44,464

TOTAL ASSETS	$762,089	$763,823

Deposits:
Noninterest-bearing demand & NOW	$181,134	$196,732
Savings & Money Market	165,625	203,544
Time	267,736	240,061

Total deposits	614,495	640,337

Borrowed funds	43,000	10,000
Other liabilities	9,002	11,069
Junior subordinated debentures	12,777	16,712

TOTAL LIABILITIES	$679,274	$678,118

Shareholders' equity:
Common shares outstanding:
11,833,566 at March 31, 2008
12,220,121 at March 31, 2007	$32,238	$39,850
Retained earnings	50,958	46,808
Fair Value Adjustment - Hedge	(0)	(77)
Accumulated other comprehensive income	(380)	(875)

Total shareholders' equity	$82,815	$85,705
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY	$762,089	$763,823

United Security Bancshares
Consolidated Statements of Income
(dollars in 000's, except per share amounts)
(unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March	March
	2008	2007

Interest income	$12,744	$14,236
Interest expense	4,759	4,503

Net interest income	7,985	9,733
Provision for loan losses	265	202
Other income	2,333	1,581
Other expenses	6,116	5,200

Income before income tax provision	3,937	5,912
Provision for income taxes	1,437	2,309

NET INCOME	$2,500	$3,603

United Security Bancshares
Selected Financial Data
(dollars in 000's except per share amounts)

	Three	Three
	Months	Months
	Ended	Ended
	03/31/2008	03/31/2007

Basic Earnings Per Share	$0.21	$0.30
Diluted Earning Per Share	$0.21	$0.30

Annualized Return on:
Average Assets	1.29%	2.04%
Average Equity	11.79%	19.02%
Net Interest Margin	4.62%	6.20%

Net Charge-offs to Average Loans	0.04%	0.02%

	03/31/2008	03/31/2007

Book Value Per Share	$7.00	$5.86
Tangible Book Value Per Share	$5.83	$5.59
Efficiency Ratio	59.27%	47.23%
Non Performing Assets to Total Assets	3.90%	1.50%
Allowance for Loan Losses
to Total Loans	1.89%	1.67%
Shares Outstanding - period end	11,833,566	12,220,121
Basic Shares - average weighted	11,845,927	11,947,319
Diluted Shares - average weighted	11,855,264	12,006,111